Exhibit 5.1

Baker & McKenzie 15/F, 168 Tun Hwa North Road Taipei 105, Taiwan, R.O.C. Tel: +886 2 2712 6151 Fax: +886 2 2716 9250 www.bakernet.com

August 8, 2005

Chunghwa Telecom Co., Ltd.

21-3 Hsinyi Road, Section 1

Taipei, Taiwan

Republic of China

Dear Sirs:

We act as special Republic of China (the “ROC”) counsel for Chunghwa Telecom Co., Ltd. (the “Company”), a company incorporated under the laws of the ROC, in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), and the contemplated issuance of American Depositary Shares (the “ADSs”), each ADS representing ten (10) common shares, par value NT$10 per share (the “Common Shares”), of the Company. The Common Shares underlying the ADSs are being registered pursuant to a Registration Statement on Form F-3 under the Act (the “Registration Statement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company, as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the accuracy and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to matters of fact material to this opinion, we have made due inquiries with and relied on the statements of officers and other representatives of the Company, public officials or others.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as a company limited by shares under the laws of the ROC.

2. The Common Shares underlying the ADSs have been duly authorized, fully paid and non-assessable upon due issuance thereof by the Company.

In addition, we confirm that the statements in the section of the prospectus included in the Registration Statement entitled “Taxation—Republic of China Taxation”, insofar as it relates to the ROC tax regulations currently applicable to the non-ROC holders described therein, represents our opinion regarding the material ROC tax consequences of owning ADSs.

Baker & McKenzie, a Taiwanese Partnership, is a member of Baker & McKenzie International, a Swiss Verein.

This opinion is given under and with respect to the present laws and practices of the ROC only. No opinion is expressly given as to the laws of any other jurisdiction. Subject to the qualification hereof, we hereby consent to the use of this opinion as an Exhibit to the Registration Statement for the purpose of the public filing of the Registration Statement and to the appropriate reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Validity of Securities” in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of person whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

This opinion is addressed to you and is for your benefit in connection with the contemplated issuance of ADSs. It shall not be used, circulated, quoted, published or otherwise referred to or disseminated for any other purpose. This opinion is given on behalf of the Taipei office of Baker & McKenzie ( ), a Taiwanese partnership, and not on behalf of any other member or affiliated firm of Baker & McKenzie International, a Swiss Verein.

Very truly yours,

/s/ Baker & McKenzie

Baker & McKenzie, Taipei